                                                                  EXHIBIT A(i)



                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                       UNITED HOME LIFE INSURANCE COMPANY
                                       at

                                $ 4.50 PER SHARE

                                       by

                              SOUTHCAP CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., INDIANAPOLIS,
      INDIANA TIME ON TUESDAY, MAY 20, 1997, UNLESS THE OFFER IS EXTENDED.


THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER,
         THE NUMBER OF SHARES WHICH TOGETHER WITH THE SHARES CURRENTLY
        OWNED BY SOUTHCAP, REPRESENTS AT  LEAST 50.1% OF THE OUTSTANDING
         SHARES OF COMMON STOCK OF UNITED HOME LIFE INSURANCE COMPANY.
                       _________________________________

                                   IMPORTANT

     ANY HOLDER OF SHARES OF COMMON STOCK OF UNITED HOME LIFE INSURANCE COMPANY (THE "SHARES") DESIRING TO TENDER ALL OR ANY PORTION OF HIS OR HER SHARES SHOULD EITHER: (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL, THE CERTIFICATES FOR THE SHARES TENDERED, AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY; OR (2) REQUEST HIS OR HER BROKER OR OTHER INVESTMENT PROFESSIONAL TO EFFECT THE TRANSACTION
FOR HIM OR HER.   IF ANY SHARES ARE REGISTERED IN THE NAME OF A BROKER OR
INVESTMENT PROFESSIONAL, THEN A SHAREHOLDER MUST CONTACT SUCH ENTITY IN ORDER TO TENDER ANY SHARES.

     A SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES ARE NOT IMMEDIATELY AVAILABLE, OR WHO IS UNABLE TO DELIVER ALL DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3 HEREOF.

     QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT, D.F. KING & CO., INC., AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE LAST PAGE OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL MAY BE OBTAINED FROM THE INFORMATION AGENT.

                       _________________________________



     April 8, 1997

                               TABLE OF CONTENTS

     INTRODUCTION..............................................................1

     SUMMARY OF OFFER TO PURCHASE..............................................2

     1.  TERMS OF OFFER; EXPIRATION DATE.......................................3

     2.  ACCEPTANCE FOR PAYMENT; PAYMENT FOR SHARES............................4

     3.  PROCEDURE FOR TENDERING SHARES........................................5

     4.  WITHDRAWAL RIGHTS.....................................................6

     5.  PRICE RANGE OF  SHARES; DIVIDENDS.....................................7

     6.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES......................8

     7.  CERTAIN INFORMATION CONCERNING THE COMPANY............................8

     8.  CERTAIN INFORMATION CONCERNING THE PURCHASER.........................10

     9.  SOURCE AND AMOUNT OF FUNDS...........................................11

     10.  BACKGROUND OF OFFER TO PURCHASE.....................................12

     11.  PURPOSE OF THE OFFER AND TENDER; PLANS OF THE PURCHASER.............12

     12.  CONDITIONS OF OFFER.................................................13

     13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.............................14

     14.  CERTAIN LEGAL MATTERS...............................................15

     15.  FEES AND EXPENSES...................................................17

     16.  MISCELLANEOUS.......................................................17

     SCHEDULE A - EXECUTIVE OFFICERS, DIRECTORS AND CERTAIN SHAREHOLDERS OF
                  SOUTHCAP...................................................A-i

     SCHEDULE B -SOUTHCAP CORPORATION - AUDITED FINANCIAL STATEMENTS.........B-i

                                       i

TO THE HOLDERS OF THE COMMON STOCK
OF UNITED HOME LIFE INSURANCE COMPANY

                                  INTRODUCTION

     SouthCap Corporation, a Tennessee corporation ("SouthCap" or the "Purchaser"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of United Home Life Insurance Company, an Indiana life insurance company (the "Company"), at a price of $4.50 per share, payable in cash, without interest thereon. Enclosed with this Offer to Purchase, dated April 8, 1997 (the "Offer to Purchase"), is a related Letter of Transmittal which should be used to reply to the Offer to Purchase (the Letter of Transmittal and the Offer to Purchase are collectively referred to as the "Offer").

     Your attention is invited to the following:

      1. The tender price is $4.50 per Share, payable in cash, without interest thereon.

     2. The Offer to Purchase is being made for all outstanding Shares, subject only to certain conditions set forth in Section 12 hereof, which include, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer to Purchase a number of Shares which, together with any Shares then owned by the Purchaser, represents at least 50.1% of the outstanding Shares on a fully diluted basis (the "Minimum Condition"). The Minimum Condition and other terms and conditions hereof are set forth in
Section 12. "Fully diluted" means all outstanding Shares and all other shares of common stock of the Company issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights. Based upon the most recent information publicly disclosed by the Company, as of the date of this Offer to Purchase, there were 1,209,298 Shares outstanding.

     3. The Offer to Purchase and withdrawal rights will expire at 5:00 p.m., Indianapolis, Indiana, time, on Tuesday, May 20, 1997, unless the Offer is extended.

     If you wish to tender any Shares in accordance with the terms of the Offer, you must comply with the instructions set forth in this Offer to Purchase and the Letter of Transmittal.

     The offer is made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after a good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of the Purchaser only by registered brokers or dealers licensed under the laws of any such jurisdiction.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                          SUMMARY OF OFFER TO PURCHASE

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Offer to Purchase.

     SouthCap Corporation is offering to purchase all the outstanding Shares of United Home Life Insurance Company, an Indiana insurance company (the "Company") at a price of $4.50 per share, payable in cash, without interest thereon. SouthCap is an insurance holding company headquartered in Nashville, Tennessee. The Company's home office is located in Greenwood, Indiana. The Company was founded in 1948 in Indiana and is a publicly-owned life insurance company licensed to sell a broad line of life insurance products in 25 states and the District of Columbia. The Company's principal lines of business (based upon premium income) are life and annuity products with some accident and health products. On December 31, 1996, the Company had approximately $203 million of life insurance in force with premium income of approximately $3.8 million in 1996. SouthCap has received the approval of the Indiana Commissioner of Insurance (the "Indiana Commissioner") to make and consummate the Offer. This offer is subject to certain terms and conditions. See Section 12 below.

     Shareholders wishing to sell their Shares to SouthCap should deliver the documents required in accordance with the instructions herein. Questions and requests for assistance may be directed to the Information Agent, D.F. King & Co., Inc., at the address and telephone number on the last page of this Offer to Purchase.

                                   THE OFFER


Price to be paid ..................  $4.50per share, payable in cash.

Fully diluted Shares outstanding ..  1,209,298

Expiration Date ...................  Tuesday, May 20, 1997 at 5:00 p.m., Indianapolis,
                                     Indiana, time

Minimum Condition .................  The valid tender, without withdrawal prior to the expiration of the Offer to Purchase, of that
                                     number of Shares which, together with Shares then
                                     owned by Purchaser, represents at least 50.1% of
                                     the outstanding Shares on a fully diluted basis.
                                     For other terms and conditions, see Section 12.

Depositary ........................  Fifth Third Bank, Cincinnati, Ohio

Procedure for Tendering Shares ....  Deliver a completed Letter of Transmittal to:

                                     By Mail:                 Fifth Third Bank
                                                              Corporate Trust Operations
                                                              Mail Drop 1090F5
                                                              38 Fountain Square Plaza
                                                              Cincinnati, OH 45263

   1.   TERMS OF OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer, SouthCap will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" means 5:00 p.m. Indianapolis, Indiana time on May 20, 1997, unless the Purchaser, in its sole discretion, shall have extended the time during which this Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. For a description of other conditions to the Offer, see
Section 12. If by the Expiration Date, any or all of such conditions have not been satisfied, the Purchaser reserves the right to (i) decline to accept for payment or pay for any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to the withdrawal rights described in Section 4, retain the Shares which have been tendered until the expiration of the Offer as extended, (iii) waive such unsatisfied condition or conditions and, in accordance with applicable law and subject to any requirement to extend the period of time during which the Offer is open, accept for payment and pay for all Shares validly tendered by the Expiration Date and not properly withdrawn, or (iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions of the Offer.

     The Purchaser's right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires a bidder to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of a tender offer. Any such extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date.

     The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making public announcement thereof no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that the Purchaser will exercise its rights to extend the Offer. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer (including a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials to the extent required under rules promulgated under the Exchange Act and will extend the Offer to the extent required by applicable law in order to permit shareholders adequate time to consider such materials. IN THE EVENT THAT PURCHASER ELECTS TO (I) EXTEND THE PERIOD OF TIME DURING WHICH THE OFFER IS OPEN; (II) MAKE A MATERIAL CHANGE IN THE TERMS OF THE OFFER OR THE INFORMATION CONCERNING THE OFFER; OR (III) WAIVE A MATERIAL CONDITION OF THE OFFER (INCLUDING A WAIVER OF THE MINIMUM CONDITION), THEN THE PURCHASER WILL CAUSE NOTICE THEREOF TO BE DELIVERED TO EACH SHAREHOLDER OF THE COMPANY AS REQUIRED BY APPLICABLE LAW, RULE OR REGULATION.

     The Securities and Exchange Commission (the "Commission") has taken the position that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information, and that, with respect to a change in price or a change in percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to shareholders and investor response.

     The Company has agreed to provide the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names or the names of whose nominees, appear on the list of holders of Shares or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      2. ACCEPTANCE FOR PAYMENT; PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the purchase of and payment for Shares validly tendered prior to the Expiration Date and not properly withdrawn will be made as soon as practicable after the later to occur of (i) the Expiration Date and
(ii) the satisfaction or waiver of the conditions of the Offer.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a properly executed affidavit of lost or missing certificate), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed together with any required signature guarantee, and
(iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) validly tendered Shares as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of the Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price by SouthCap with a bank designated by the Depositary for the account of the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and will transmit payment to tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser by reason of any delay in transmitting payments. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment of or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1 under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent the tendering shareholder is entitled to withdrawal rights. See Section 4. The Purchaser will pay any transfer taxes incident to the transfer to it of validly tendered Shares.

     If certain events occur, the Purchaser may not be obligated to accept for payment or pay for Shares tendered pursuant to the Offer. See Section 12. If any tendered Shares are withdrawn or not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for Shares that are withdrawn or that are not purchased or tendered will be returned, without expense to the tendering shareholder, as promptly as practicable following the expiration or termination of the Offer.

     The Purchaser will pay to all shareholders whose Shares are purchased pursuant to the Offer the highest consideration paid to any shareholders whose Shares are so purchased.

      3. PROCEDURE FOR TENDERING SHARES

     If Certificates are Available. For Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completely and duly executed, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the certificates for tendered Shares must be received by the Depositary or (ii) the tendering shareholder must comply with the procedure described below in the event that certificates are not available.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, THE DEPOSITARY RECOMMENDS THAT THE SHAREHOLDER USE REGISTERED MAIL, PROPERLY INSURED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     If Certificates are not Available. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not available or such shareholder is unable to deliver all documents required by the Letter of Transmittal to the Depositary on or before the Expiration Date, such Shares may nevertheless be tendered if a properly completed and duly executed Affidavit of Lost or Missing Stock Certificate, substantially in the form included in the Letter of Transmittal, along with the Letter of Transmittal, are received by the Depositary as provided below prior to the Expiration Date.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, A SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER OR CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or Affidavit of Lost or Missing Stock Certificate, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     By executing and delivering the Letter of Transmittal as described above, a tendering shareholder irrevocably appoints designees of the Purchaser as that shareholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser prior to the time of any shareholder vote or other action and with respect to any and all other Shares. All such proxies are coupled with an interest. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies or consents given by such shareholder with respect to such

Shares will, without further action, be revoked, and no subsequent proxies or consents may be given by such shareholder and, if given, will not be effective. The designees of the Purchaser will, with respect to such Shares, be empowered, among other things, to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser be able to exercise full voting rights with respect to such Shares.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any Shares tendered pursuant to any of the procedures described above will be determined by the Purchaser in its sole discretion, whose determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding. Neither the Purchaser, the Depositary, or any other person is or will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

      4. WITHDRAWAL RIGHTS

     All tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date including any extensions thereof unless accepted for payment pursuant to the Offer.

     For a withdrawal to be effective, a written notice of withdrawal (which may be sent by facsimile transmission) must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if certificates evidencing Shares have been delivered or otherwise identified to the Depositary) the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on the particular certificates evidencing Shares to be withdrawn and a signed notice of withdrawal must also be submitted.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Neither the Purchaser, the Depositary nor any other person is or will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Withdrawals may not be revoked and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

   5. PRICE RANGE OF SHARES; DIVIDENDS

     Although the Company has assets in excess of $1,000,000 and more than 750 shareholders, neither the Company nor its Shares are required to be registered with the SEC under the Exchange Act because the Company is an insurance company regulated by the Indiana Commissioner of Insurance under the Indiana insurance laws.

     The Company's common stock is publicly traded over-the-counter in the "pink sheets" and quotations are available from broker-dealers. Based upon information from the Company, there was one broker-dealer which was making a market in the Shares as of February 25, 1997. Prior to March 31, 1997, quotations for Shares were available on the Nasdaq National Market. Based upon information received from Nasdaq, the Shares of the Company were "de-listed" from the National Market System effective March 31, 1997. At February 25, 1997, there were approximately 2,200 shareholders of record.

     The following table sets forth, for the periods indicated, the high and low bid prices, as supplied by, for 1995, the Company's annual report, and for 1996 and 1997, Bloomberg's Financial Services. The prices may not be indicative of actual sales prices and may not reflect inter-dealer mark-ups or mark-downs or commissions and discounts.

                        HIGH         LOW


1995

First Quarter          $3-1/2       $2-1/2
Second Quarter         $3-1/2       $2-1/2
Third Quarter          $3-1/2       $2-1/2
Fourth Quarter         $3-1/2       $2-1/2

1996

First Quarter          $2-5/8       $2-1/2
Second Quarter         $3           $2
Third Quarter          $2-7/8       $1-3/4
Fourth Quarter         $3           $2-1/4

1997

First Quarter          $5-1/4       $3
Second Quarter*
(through April 4)      $3-3/4       $3-3/4

     *Because the Shares were de-listed effective March 31, 1997, the information for the second quarter is based upon the information available from Bloomberg's Financial Services which may not reflect any private trades or trades by a market-maker on a work-out basis.

     On December 9, 1996, the last date for which a quote was available before SouthCap filed with the Indiana Commissioner its statement regarding the proposed acquisition of control of the Company, the highest sales price quoted on the Nasdaq National Market was $3.00 per Share. The last reported trade for the Company's stock was on April 1, 1997 (the last date for which Bloomberg's Financial Services showed a trade), for 1,000 shares at $3.75 per share.

     During the period beginning January 1, 1992 to the date hereof, the Company has not paid cash dividends.

     SHAREHOLDERS ARE URGED TO OBTAIN FROM A BROKER THE CURRENT BID PRICE FOR THE SHARES.

     6.   EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES.

     Historically, there has been a limited market for the Shares. Prior to March 31, 1997, quotations for the Shares were available on the Nasdaq National Market, which means there were at least two market-makers for the Shares.
There was only one market-maker as of February 25, 1997 and the Shares were "de-listed" from the Nasdaq National Market effective March 31, 1997. Since then, the Shares have been traded over-the-counter in the "pink sheets." Securities which are traded on the "pink sheets" are generally regarded as having a more limited market than the Nasdaq National Market, which affects the liquidity for Shares. The purchase of any of the Shares pursuant to the Offer by SouthCap will reduce the number of Shares that might otherwise trade publicly and, depending on the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. The extent of the public market for the Shares and the availability of quotations reported in the over-the-counter market through the "pink sheets" depends upon the number of shareholders holding the Shares, the aggregate market value of the Shares remaining at such time, the interest of maintaining a market in the Shares on the part of any securities firms, and other factors.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY

     THE INFORMATION CONCERNING THE COMPANY IN THIS OFFER TO PURCHASE HAS BEEN TAKEN FROM OR IS BASED UPON PUBLICLY AVAILABLE DOCUMENTS AND TESTIMONY GIVEN ON BEHALF OF THE COMPANY IN PROCEEDINGS BEFORE THE INDIANA COMMISSIONER. THE COMPANY IS NOT SUBJECT TO THE REPORTING REQUIREMENTS OF THE EXCHANGE ACT, AND THUS, THE ONLY PUBLICLY AVAILABLE INFORMATION ABOUT THE COMPANY IS DERIVED FROM THE COMPANY'S ANNUAL AND QUARTERLY REPORTS TO ITS SHAREHOLDERS, THE STATUTORY ANNUAL STATEMENT FILED BY THE COMPANY WITH THE INSURANCE DEPARTMENT OF THE STATE OF INDIANA (THE "INDIANA DEPARTMENT") AND FROM OTHER PUBLICLY AVAILABLE DOCUMENTS. PURCHASER ASSUMES NO RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONCERNING THE COMPANY WHICH WAS CONTAINED IN SUCH DOCUMENTS OR TESTIMONY.

     The principal executive offices of the Company are located at 1499 Windhorst Way, Greenwood, Indiana 46143, and the telephone number of the Company at such location is (317) 889-2111.

     The Company was founded in 1948 in Indiana and is a publicly-owned life insurance company licensed to sell a broad line of life insurance products in 25 states and the District of Columbia. The Company's operations are conducted on the general agency plan, being represented by a field force of over 600 soliciting and general agents and 1,100 brokers. On December 31, 1996, the Company had approximately $203 million of life insurance in force with premium income of approximately $3.8 million in 1996. The Company's principal lines of business (based upon premium income) are life and annuity products with some accident and health products. The Company has been concentrating its marketing in five major markets: blue collar, senior, pre-need, payroll deduction, and current policyholders. At February 25, 1997, the Company had 31 full-time employees and four part-time employees. In 1996, the Company had a Best's Rating of B.

     Set forth below is certain selected statutory financial data for the Company with respect to its last five years, which was derived from the Company's annual report to shareholders for the year ended December 31, 1995, and its 1996 annual report filed with the Indiana Department. The Company has stated that its statutory financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Indiana Department, which vary in some respects from generally accepted accounting principles.

                       UNITED HOME LIFE INSURANCE COMPANY
                       SELECTED STATUTORY FINANCIAL DATA




                                                                  YEAR ENDED DECEMBER 31


                                           1992          1993          1994          1995          1996
                                           ----          ----          ----          ----          ----
INCOME
Premiums and annuity considerations     $ 4,990,936   $ 5,254,558   $ 5,295,568   $ 4,449,222   $ 3,839,604
Investment Income, Net                    3,119,132     2,833,875     2,731,568     2,818,674     2,643,470
Other                                       485,500       396,019       304,706       387,630       327,501
                                        -----------   -----------   -----------   -----------   -----------
Total income                              8,595,568     8,484,452     8,331,842     7,655,526     6,810,575
                                        -----------   -----------   -----------   -----------   -----------

BENEFITS AND EXPENSES
Death benefits                            1,833,313     2,360,793     1,682,338     1,485,800     1,697,779
Surrender benefits                        2,099,841     4,621,914     2,020,842     2,093,489     1,555,035
Other policyholder benefits                 950,058       481,650       365,454       439,894       944,281
Commissions                               1,105,371       773,650       689,146       763,598       636,555
General insurance expenses                2,005,869     1,866,443     1,739,870     1,836,130     1,972,414
Other, net                                1,456,080    (1,163,953)    2,012,787     1,191,976       260,796
                                        -----------   -----------   -----------   -----------   -----------
Total benefits and expenses               9,450,532     8,940,497     8,510,437     7,810,887     7,066,860
                                        -----------   -----------   -----------   -----------   -----------
Loss before federal income taxes
 and capital gains                         (854,964)     (456,045)     (178,595)     (155,361)     (256,285)
Federal income tax benefits                  57,000        55,000        67,000        39,000        33,815
                                        -----------   -----------   -----------   -----------   -----------
Earnings (loss) before capital gains       (797,964)     (401,045)     (111,595)     (116,361)     (222,470)
Capital gains, net                          307,157       192,385           ---       166,316       175,104
Net Income (loss)                       $  (490,807)  $  (208,660)  $  (111,595)  $    49,955   $   (47,366)
                                        ===========   ===========   ===========   ===========   ===========

PER SHARE DATA
Net earnings loss                       $      (.39)  $      (.17)  $      (.10)  $       .05   $      (.04)
Book value                                     4.38          4.54          4.60          3.69          3.90
Average shares outstanding                1,257,183     1,233,177     1,160,574     1,103,694     1,201,000

OTHER DATA
Surplus                                 $ 3,827,259   $ 3,824,379   $ 3,855,926   $ 3,411,735   $ 3,517,496
Life insurance in force (in thousands)      269,607       245,011       232,105       216,603       202,555
Sales (Ordinary Life) (in thousands)         54,300        29,362        20,514        17,105        10,295
Total admitted assets                    45,304,920    43,134,093    43,502,778    43,678,842    43,865,566
Cash and invested assets                 43,502,562    41,291,084    41,892,660    42,131,179    42,265,307

     The Company's ratio of commissions and general insurance expenses to premium and annuity considerations was 67.9% for 1996, compared to an industry average, reported by Conning & Company, of 30.2%. The Company's investment expenses were $444,414, which represented, as a percentage of average assets for 1996, 1.01%. The industry average ratio is believed by Purchaser to approximate 0.35%

     In February 1997, the Company's marketing department had five full-time employees. In 1996, the Company's marketing organization produced 854 ordinary life policies. In addition, the number of ordinary policies in force at the beginning of 1996 totaled 15,376, while the number of ordinary policies at the end of 1996 totaled 14,999, or a decrease during the year of 377.

     Ownership of Shares. Based upon the Company's proxy statements for its 1996 annual meeting of shareholders dated March 25, 1996, a trust created under the Will of Florence J. Schoettle (the "Children's Trust"), owned 496,568 Shares, which represented 39.74% of the then outstanding Shares. According to the terms of the Children's Trust, the 14 beneficiaries thereunder are entitled to receive their proportionate share of these Shares upon termination of the Children's Trust. Under its terms, the Children's Trust terminated on January 27, 1997, although the Purchaser has not been advised that its assets have been distributed to the beneficiaries. The Purchaser will purchase all Shares that are distributed to Theresa J. Hull from the Children's Trust at a price of $4.50 per share. The Purchaser holds a proxy to vote these Shares until they are actually purchased by it.

     The Shares formerly owned by the Children's Trust are held by Bank One, Indianapolis, Indiana, as escrow agent (the "Escrow Agent") under an escrow agreement among the Children's Trust, the 14 beneficiaries of the trust and the Internal Revenue Service (the "IRS") as collateral for an estate tax liability, and as described herein, these Shares are subject to control of the individual Shareholders. In October 1996, the Company purchased approximately 40,000 Shares from the Children's Trust in order to pay an installment payment of $111,041.96 to the IRS.

     The 1996 proxy statement also reported that the eight directors and executive officers of the Company, as a group, were the beneficial owners of 93,861 Shares, excluding the Shares held by the Children's Trust, which represented 7.5% of the then outstanding Shares.

     8.   CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser's offices are located at 211 Seventh Avenue North, Fourth Floor, Nashville, Tennessee 37219. The Purchaser was incorporated in September 1994 as an insurance holding company for the purpose of providing support services to one or more legal reserve life insurance companies. On May 1, 1995, the Purchaser acquired Premier Life Insurance Company, a Tennessee insurer which is licensed in 28 states. At December 31, 1996, the Purchaser had total assets of $12.3 million. The Purchaser is privately-held and not subject to the reporting requirements of the Exchange Act. Certain information with respect to the executive officers and directors of Purchaser and certain of its shareholders is set forth in Schedule A hereto. SouthCap's audited financial statements from inception to December 31, 1996 are set forth in Schedule B hereto. SouthCap raised $10.5 million in equity capital from the sale of convertible preferred stock which bears terms customary for equity investments in private companies. See Note 8 of the Notes to SouthCap's audited consolidated financial statements for a description of the rights, limitations and preferences of this preferred stock.

     SouthCap's founder, Chairman of the Board of Directors, President and Chief Executive Officer, F.W. Lazenby, has over 40 years of experience in the life insurance industry. From 1956 to July 1983, Mr. Lazenby was employed by the National Life and Accident Insurance Company, Nashville, Tennessee, rising through the organization from insurance agent to President of the company until its acquisition by American General Corporation in November 1982. In September 1983, Mr. Lazenby founded Southlife Holding Company, an insurance holding company which acquired four life insurance companies between May 1984 and September 1987. At the time Southlife Holding Company was acquired by Capital Holding Corporation (now Providian Corporation) in September 1989, Southlife's insurance subsidiaries had total assets of approximately $285 million, annual premium income of approximately $53 million, and net income in 1988 of $5.6 million. Mr. Lazenby continued to serve as Chairman and Chief Executive Officer of Southlife until his retirement from Providian Corporation in April 1994.

     The Purchaser (i) owns 44,352 shares of the Company's Common Stock, which represents 3.67% of the Company's outstanding Common Stock, and (ii) has the right to acquire approximately 35,469 additional Shares (which represents 2.9%), together with a proxy to vote these additional Shares.

     Pursuant to the terms of an agreement between the Purchaser and Theresa J. Hull, on December 19, 1996, the Purchaser acquired 932 Shares from Mrs. Hull at a price of $4.50 per share. Mrs. Hull also agreed to sell to the Purchaser all shares to be distributed to Mrs. Hull upon distribution by the Children's Trust.

     Except as described in this Offer to Purchase, neither the Purchaser nor, to the best knowledge of the Purchaser, any executive officer or director thereof, has any present or proposed contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies. Neither the Purchaser nor, to the best knowledge of the Purchaser, any executive officer or director thereof, has had any business relationships or transactions with the Company or any of its executive officers and directors or affiliates. Except as disclosed in this Offer to Purchase, there have been no contacts, negotiations, or transactions between the Purchaser or, to the best knowledge of the Purchaser, any executive officer or director thereof, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of material amount of assets.

     Except as set forth in this Offer to Purchase, neither the Purchaser nor to the best knowledge of the Purchaser, any of its executive officers or directors or the subsidiary of the Purchaser, has effected any transactions in the equity securities of the Company during the past 60 days.

     9.   SOURCE AND AMOUNT OF FUNDS

     Based upon (i) 1,209,298 Shares reported to be outstanding at December 31, 1996 (derived from the 1996 annual statement of the Company filed with the Indiana Department), and (ii) Purchaser's current ownership of 44,352 shares, the aggregate purchase price for all such Shares which could be bought in the Offer would be $5,242,257. Purchaser intends to obtain the funds needed to purchase Shares pursuant to the Offer, and to pay related fees and expenses, from available resources. At the date of this Offer to Purchase, the Purchaser had cash, cash equivalents, and marketable securities of approximately $5.5 million. See Exhibit B for the audited financial statements of the Purchaser. In the event Purchaser would have to liquidate certain investments to complete the purchase of all the Shares, Purchaser may use other resources, including possible bank borrowings. Purchaser presently has no agreements with any
financial institution.   It is anticipated that any agreement with a financial
institution would contain terms and conditions, including repayment provisions, that would be customary for a borrower in a similar situation to the Purchaser, and that any such borrowings would be repaid from cash generated from the operations of Purchaser and the Company.

     As described in Item 10 hereof, SouthCap has received, on March 27, 1997, the approval of the Indiana Insurance Commissioner to acquire control of the Company through a tender offer. Included within this order is a requirement that SouthCap contribute at least $1 million to the capital or surplus of the Company within ninety (90) days of the date on which SouthCap acquires ownership of at least 50.1% of the outstanding Shares. This $1 million of capital or surplus will be provided to the Company by SouthCap from SouthCap's resources which might include bank borrowings.

     10.  BACKGROUND OF THE OFFER TO PURCHASE

     SouthCap first acquired Shares of the Company in August 1996. On September 10, 1996, F.W. Lazenby, the Chairman, President and Chief Executive Officer of SouthCap, met with Michael A. Schoettle, Chairman of the Board, President and Chief Operating Officer of the Company, at the Company's offices in Greenwood, Indiana for the purpose of introducing SouthCap as a shareholder of the Company to discuss the possibility of engaging in business transactions. Thereafter, SouthCap decided to make an offer to acquire the Company and on September 17, 1996, SouthCap proposed in writing to Mr. Schoettle to purchase all of the outstanding Shares of the Company owned by him, his family, and the Children's Trust for a purchase price of $4.00 per share. The proposal included an offer to acquire the Shares of all other shareholders of the Company at the same purchase price along with certain other terms, and the offer indicated that it would remain open until October 4, 1996. The Company declined SouthCap's request for the opportunity to meet with the Board of Directors of the Company (or any committee thereof) to discuss its proposal. SouthCap received a written response from Mr. Schoettle, dated October 2, 1996, that the Board of Directors of the Company had rejected its offer as inadequate to the shareholders.

     SouthCap continued to seek opportunities to engage in discussions with Mr. Schoettle and other directors of the Company. In November 1996, in response to Mr. Schoettle's third quarter report to shareholders that the Company's Board of Directors had appointed a committee to initiate a plan for surplus maintenance and a plan to raise additional capital for further growth, Mr. Lazenby requested the opportunity to meet with this committee of the Board to see if SouthCap could be of assistance. In a letter dated November 26, 1996, Mr. Schoettle advised Mr. Lazenby that the committee would not be in a position to meet with him until after January 6, 1997.

     As a result of SouthCap's inability to obtain a meeting with the Company, SouthCap decided to proceed to seek regulatory approval from the Indiana Commissioner regarding the acquisition of control of the Company. Accordingly, on December 19, 1996, SouthCap filed its statement with the Indiana Commissioner regarding the proposed acquisition of control of the Company. In that statement, SouthCap said that it would prefer to acquire control of the Company through a negotiated acquisition. However, in view of the position taken by the Board of Directors of the Company, SouthCap had determined to seek to acquire control of the Company through a tender offer. On March 27, 1997, the Indiana Commissioner approved SouthCap's application to acquire control of the Company through a tender offer.

     11.  PURPOSE OF THE OFFER AND TENDER; PLANS OF THE PURCHASER

     The Purchaser seeks to acquire 100% of the Shares of the Company. In the event that the Purchaser acquires all the outstanding Shares, immediately thereafter the Purchaser will exercise its rights as a shareholder to elect a new Board of Directors which will include at least one resident of Indiana. The Purchaser anticipates that it will elect some or all of the members of its Board of Directors as directors of the Company.

     In the event that the Purchaser acquires at least a majority of the outstanding Shares of the Company as a result of the Offer but less than 100% of the outstanding Shares, the Purchaser intends to exercise its rights as a shareholder to change the composition of the Board of Directors of the Company at the earliest opportunity by calling a special meeting of shareholders for that purpose.

     In the event that the Purchaser acquires at least a majority of the outstanding Shares of the Company as a result of the Offer but less than 100% of the outstanding Shares, the Purchaser intends to seek to acquire additional Shares, in a manner permitted under applicable laws, until the Purchaser owns at least two-thirds of the outstanding Shares. At that time, the Purchaser would seek to consummate a statutory merger to result in all non-tendering shareholders' being paid cash for their Shares, thereby leaving the Purchaser as the 100% shareholder of the Company. In the event that the Purchaser were to seek to consummate a statutory merger, shareholders of the Company at that time would have the right under applicable Indiana law (see Ind. Code Section 27-1-9-9) to dissent from such statutory merger and to obtain payment of an appraised value for their Shares. For a period of two years following the conclusion of this Offer, the Purchaser may not acquire additional Shares, whether in a statutory merger or otherwise, unless the holder of such Shares is then afforded the opportunity to dispose of such Shares on terms substantially equivalent to those contained in this Offer.

     Plans for the Company. The Purchaser does not intend to move the Company's principal office from its current location in Greenwood, Indiana. The Purchaser presently intends to hold the Company as an independent subsidiary and to continue to maintain its business as it presently exists. The Purchaser anticipates that the new Board of Directors would evaluate the current management and operational structures of the Company. Based upon information presently available to it, the Purchaser anticipates that there would be significant personnel changes in management in order to improve operating efficiency of the Company and reduce administrative costs and expenses.

     Except as indicated in this Offer to Purchase, the Purchaser has no present plans or proposals which relate to or would result in an extraordinary corporate transaction involving the Company, such as a merger, reorganization, liquidation, or a sale or transfer of all or substantially all assets of the Company.

     12.  CONDITIONS OF OFFER

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the Commission including Rule 14e-1(c) under the Exchange Act, to purchase or pay for any Shares tendered, and may terminate or amend the Offer, if (i) the minimum number of Shares necessary to meet the Minimum Condition shall not have been validly tendered and not withdrawn on or prior to the Expiration Date of the Offer, or (ii) subsequent to the date of this Offer to Purchase, any of the following shall occur at or before the acceptance of such Shares:

          (a) there shall be instituted or pending (or expressly threatened, if by any governmental authority or agency) any action or proceeding by or before any domestic or foreign court, governmental agency or other regulatory administrative agency or commission (which, unless instituted or expressly threatened by a governmental agency or authority, must meet the standard of having a reasonable likelihood of success before this condition arises) (i) challenging the acquisition in whole or in part of the Shares; (ii) seeking to restrain or prohibit the making or consummation of the Offer or seeking to obtain any material damages; (iii) seeking to prohibit or restrict the Purchaser's (or any of its respective affiliates' or subsidiaries') ownership or operation of any material portion of their or the Company's business or assets, or to compel the Purchaser (or any of its respective affiliates or subsidiaries) to dispose of or hold separate all or any material portion of the Company's business or assets as a result of the Offer; (iv) making the purchase of, or payment for, some or all of the Shares illegal; (v) imposing material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser for the approval of a statutory merger; (vi) imposing any limitations on the ability of the Purchaser or any of its respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or (vii) which otherwise is reasonably likely to materially adversely affect the Company and its subsidiaries taken as a whole; provided, however, that the Purchaser shall have made reasonable efforts to consummate and make effective as promptly as practicable the transactions contemplated hereby and to avoid the occurrence or continuance of any such condition; or

          (b) any statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer, or any other action shall have been taken by any domestic or foreign government or governmental authority or by any court, domestic or foreign, which is reasonably likely, directly or indirectly, to result in any of the consequences referred to in subsection (a)(i) through (a)(vii) above; provided however, that the Purchaser shall have made reasonable efforts to prevent any such order; or

          (c) any change shall have occurred in the financial condition, or results of operations, assets, liabilities (absolute, accrued or contingent), reserves, nature of business, operations or prospects of the Company that is or is reasonably likely to be materially adverse to the Company, or the Purchaser shall have become aware of any fact relating to the Company (including without limitation, any such change or development) that is reasonably likely to have a material adverse effect with respect to the value of the Company, or the value of the Shares taken as a whole; or

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the Untied States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which is reasonably likely to adversely affect the extension of credit by banks or other lending institutions, (v) any significant adverse change in the United States securities or financial markets, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     ANY CONDITIONS SET FORTH HEREIN, INCLUDING THE MINIMUM CONDITION, MAY BE WAIVED BY PURCHASER AT ITS SOLE DISCRETION.

     13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for Shares pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. A shareholder will generally recognize gain or loss on the sale of his Shares pursuant to the Offer equal to the difference between the amount of cash received by him and his tax basis in the Shares. Assuming the Shares are held as a capital asset, such gain or loss will be a capital gain or loss, and such capital gain or loss will be long-term if, as of the date of sale, the shareholder has held the Shares for more than one year or will be short-term if, as of the date of sale, the shareholder has held the Shares for one year or less.

     Under the applicable law and regulations relating to "backup withholding," the Depositary, in the absence of an applicable exemption, will be required to withhold, and will withhold, 20% of the gross proceeds of any sale of Shares pursuant to the Offer unless the selling shareholder provides his tax identification number and certifies that such number is correct. Each shareholder should thus complete the Substitute Form W-9 accompanying these materials to provide the information and certification necessary to avoid backup withholding.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE TO SHAREHOLDERS IN SPECIAL CATEGORIES SUCH AS TAX-EXEMPT ENTITIES AND FOREIGN CORPORATIONS AND INDIVIDUALS. IN ADDITION, NO INFORMATION IS PROVIDED WITH RESPECT TO ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE OFFER.

     14.  CERTAIN LEGAL MATTERS

     General. Based on its examination of publicly available filings by the Company with the Indiana Commissioner and other publicly available information, the Purchaser is not aware of any license or other regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory agency that would be required prior to an acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought by the Purchaser. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 14. See Section 12.

     Indiana Insurance Laws. As an insurance company domiciled in the State of Indiana, the Company is subject to regulation by the Indiana Commissioner, including regulation dealing with the acquisition of control of the Company.
On December 19, 1996, SouthCap filed with the Indiana Commissioner its statement regarding the proposed acquisition of control of the Company. The Company objected to certain aspects of the Purchaser's filing. The required public hearing was commenced on February 27, 1997, at which various matters were addressed by the Purchaser and the Company. The public hearing recommenced on March 21, 1997. Notice of the public hearing was furnished to the shareholders of the Company. On March 27, 1997, the Indiana Commissioner approved the Purchaser's application to acquire control of the Company and to make a tender offer to the shareholders of the Company. The order also required SouthCap, within ninety (90) days of the date on which it acquires ownership of at least 50.1% of the outstanding Shares to contribute at least $1 million to the capital or surplus of the Company. Under Indiana law, the Offer could not commence before two business days had elapsed after the Indiana Commissioner's approval. The Purchaser has no assurance, however, that further approvals or actions will not be required by the laws of states in which the Company may be licensed to do business, or will not be deemed applicable to the Offer, in which event the Purchaser may be required to file certain information with or receive approvals of the relevant state insurance commissioners, and might be unable to purchase or pay for Shares tendered pursuant to, or might incur delay in consummating, the Offer. In such case, the Purchaser may not be obligated to purchase or pay for any Shares tendered. See Section 12.

     Antitrust. The Hart - Scott - Rodino Antitrust Improvements Act of 1976 is not applicable to the Purchaser's acquisition of Shares pursuant to the Offer. Based upon an examination of information available to SouthCap relating to the business in which it and its subsidiary and the Company are engaged, the Purchaser believes that SouthCap and the Company would not be deemed to be competitors and that the Purchaser's acquisition of 100% of the Shares will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made.

     Federal Securities Laws. Although the Company has assets in excess of $1 million and more than 750 shareholders, which would require its common stock to be registered with the Commission under Section 12(g) of the Exchange Act, the Company is exempt from this registration because it is an insurance company regulated under the Indiana insurance laws by the Indiana Commissioner. The Offer, however, is subject to regulation under Section 14 of the Exchange Act and the rules and regulations thereunder (the "Williams Act"), and SouthCap has filed with the Commission a Schedule 14D-1 with respect to the Offer.

     Indiana Takeover Laws. The Indiana takeover statute, Ind. Code Section 23-2-3.1-3, requires any person wishing to make a takeover offer to the shareholders of an Indiana corporation, including an Indiana insurance company subject to regulation by the Indiana Commissioner, to file statements with the Indiana Securities Commissioner (the "Indiana Securities Commissioner") which sets forth certain information about the proposed offer. Where the takeover offer is subject to the Williams Act, the statement consists of all of the materials filed with the Commission or any other federal agency, in addition to the information described in Ind. Code Section 23-2-3.1-5(c). On March 7, 1997, SouthCap filed its preliminary takeover materials with the Indiana Securities Commissioner, and furnished a copy of them simultaneously to the Company. Thereafter it was agreed that the Purchaser would file completed tender offer materials with the Indiana Securities Commissioner and the Company simultaneously with the filing thereof with the Commission. The Indiana Securities Commissioner will hold the required public hearing on a date to be established to determine whether the takeover materials provided full and fair disclosure to the shareholders of the Company, all material information concerning the Offer, and whether the Offer was being made to the shareholders of the Company on substantially equivalent terms.

     A number of states have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. Except with respect to the Indiana takeover statute, the Purchaser has not undertaken to comply with any state takeover statute or regulation. Should any governmental official or any other person seek to apply any state takeover statute or regulation to the Offer, the Purchaser will take such action as then appears desirable, and may contest the applicability or validity of any such statute in appropriate legal proceedings. If it is asserted that one or more state takeover statutes are applicable to the Offer, and an appropriate court does not determine that such statutes are inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept Shares for payment. See Section 12.

     Absence of Appraisal Rights. No appraisal rights under Indiana insurance or corporation law are available for holders of Shares in connection with the Offer. See, however, Section 11 above.

     See Section 12 for certain conditions of the Offer, including conditions with respect to litigation and certain governmental actions.

     15.  FEES AND EXPENSES

     Purchaser has retained D.F. King & Co., Inc., New York, New York, as the Information Agent, and Fifth Third Bank, Cincinnati, Ohio, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their services in connection with the Offer, will be reimbursed for out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     Except as set forth herein, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     16.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. In any jurisdiction where securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser.

     The Purchaser has filed with the Commission, pursuant to Rule 14d-3 of the rules and regulations promulgated under the Exchange Act, a Tender Offer Statement on Schedule 14D-1, together with exhibits, with respect to the Offer. This Schedule, including exhibits and any amendments to such Schedule, which furnish certain additional information with respect to the Offer, may be examined and copies may be obtained from the Commission at the public reference facility at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains an internet web-site located at www.sec.gov.

     No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in the Offer and, if given or made, such information or representations must not be relied upon as having been authorized.

     The approval of the Indiana Commissioner of Insurance (as described in Section 14) has been received.

                                   SCHEDULE A
       EXECUTIVE OFFICERS, DIRECTORS AND CERTAIN SHAREHOLDERS OF SOUTHCAP



F.W. LAZENBY                      Chairman of the Board, President, Chief Executive
SouthCap Corporation              Officer and Director of Purchaser.
211 7th Avenue North
4th Floor                         August 1983 to April 1994 - Southlife Holding
Nashville, TN 37219               Company ("Southlife"): Chairman, President,
                                  and Chief Executive Officer.  Between 1983 and
                                  1987, Southlife was acquired by Capital
                                  Holding Corporation (now Providian
                                  Corporation) in September 1989.  Mr. Lazenby
                                  retired from Providian Corporation on April 1,
                                  1994

JACK O. BOVENDER, JR.             Director of Purchaser.
520 Belle Meade Boulevard
Nashville, TN  37205              1992 to 1994 - Chief Operating Officer and
                                  Executive Vice President, Hospital Corporation
                                  of America, Nashville, Tennessee.  1994 to
                                  present - Retired.

                                  Mr. Bovender is a director of the following publicly traded companies: Quorum Health
                                  Group, Inc.; Response Oncology; and American
                                  Services Group.

WILLIAM H. CAMMACK                Director of Purchaser.
800 Nashville City Center
511 Union Street                  1972 to present - Chairman of the Board, Chief
Nashville, TN  37219-1743         Executive Officer (until December 31, 1994),
                                  Managing Director, and a member of the Board
                                  of Directors of Equitable Securities
                                  Corporation.  Mr. Cammack is a member of the
                                  New York Stock Exchange, Inc., and is a past
                                  Chairman of the Southern District of the
                                  National Association of Securities Dealers,
                                  Inc.

JAMES HAROLD DAUGHDRILL, III      Director of Purchaser.
2829 Lakeland Drive, Suite 1600
Jackson, MS  39208                1991 to present - President and Chief
                                  Executive Officer, The Walker Companies, a
                                  private company engaged in making investments
                                  for its own account headquartered in Jackson,
                                  Mississippi.

                                  Mr. Daughdrill was formerly the Chairman of the Board and a director of LNH REIT, Inc., a publicly-held real estate investment trust.

R. FREDERICK DECOSIMO             Director of Purchaser.
Tallan Building, Suite 1100
Two Union Square
Chattanooga, TN  37402            1985 to present - Partner, Joseph Decosimo and
                                  Company, certified public accountants,
                                  Chattanooga, Tennessee.


FRED G. FRICK                     Chief Financial Officer of Purchaser.
211 Seventh Avenue North
4th Floor                         1968 to 1991 - Partner, Price Waterhouse,
Nashville, TN  37219              certified public accountants, Nashville,
                                  Tennessee.

                                  1991 to June 1996 - Financial analyst,
                                  Vanderbilt University.

EDWARD G. NELSON                  Secretary and Director of Purchaser.
3401 West End Avenue, Suite 300
Nashville, TN  37203              1985 to present - Chairman of the Board and
                                  President of Nelson Capital Corporation, a
                                  merchant banking firm in Nashville, Tennessee.

                                  Mr. Nelson is a director of the following publicly traded companies: Berlitz
                                  International, Inc., ClinTrials Research,
                                  Inc., Central Parking Corporation, and
                                  Advocat, Inc.


     The following table sets forth the number of shares and percentage of outstanding securities of the Purchaser owned by all persons known to Purchaser to be the holders of 10% or more of such securities. The holders of shares of Preferred Stock of Purchaser are entitled to vote on a one-to-one basis with the holders of the shares of common stock. Each share of Series A Preferred Stock is convertible into one share of common stock as set forth in the Charter of Purchaser, as amended.


        CLASS OF          NUMBER OF       PERCENTAGE OF
     CAPITAL STOCK         SHARES         VOTING STOCK

COMMON STOCK
F. W. Lazenby(1)            300,000          18.2%

SERIES A PREFERRED STOCK
Vanderbilt University(2)    375,000          22.8%

Thomas F. Frist, Jr. and
Patricia C. Frist(3)        250,000          15.2%

-----------------------------------
       1 Does not include 33,333 shares of Common Stock (representing 2.0% of outstanding voting securities) owned by Mr. Lazenby's wife. Mr. Lazenby disclaims control over these shares.
       2 Vanderbilt University is a private institution of higher education in Nashville, Tennessee. Purchaser disclaims any affiliation with or control by Vanderbilt University and Vanderbilt disclaims any affiliation with or control of Purchaser. The Indiana Commissioner approved, on March 11, 1997, disclaimers of affiliation and control filed by SouthCap and Vanderbilt University pursuant to Indiana Code 27-1-23-1(e).
       3 Dr. and Mrs. Frist are residents of Nashville, Tennessee. Dr. Frist is the Vice-Chairman of the Board of Columbia/HCA Healthcare Corporation, an owner of hospitals and health care facilities presently headquartered in Nashville, Tennessee. Purchaser disclaims any affiliation with or control by Dr. and Mrs. Frist, and Dr. and Mrs. Frist disclaim any affiliation with or control of Purchaser. The Indiana Commissioner approved, on March 11, 1997, disclaimers of affiliation and control filed by SouthCap and Dr. and Mrs. Frist pursuant to Indiana Code 27-1-23-1(e).

                                   SCHEDULE B
                              SOUTHCAP CORPORATION
                          AUDITED FINANCIAL STATEMENTS

                                                                      Schedule B

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                        Consolidated Financial Statements

                           December 31, 1995 and 1996

                   (With Independent Auditors' Report Thereon)

[Peat Marwick LLP LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT





The Board of Directors and Shareholders
SouthCap Corporation:


We have audited the accompanying consolidated balance sheets of SouthCap Corporation and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the period from September 16, 1994 (inception) through December 31, 1994 and each of the years in the two-year period ended December 31, 1996. These consolidated financial statements are the responsibility of SouthCap Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SouthCap Corporation and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the period from September 16, 1994 (inception) through December 31, 1994 and for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                  /s/ KPMG Peat Marwick LLP




Nashville, Tennessee
March 7, 1997

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 1995 and 1996




                                 ASSETS                                                         1995              1996
                                                                                                -----             -----

Securities held to maturity (note 3):
     Fixed maturities, at amortized cost (estimated fair value of $2,424,946 in
        1995 and $2,244,420 in 1996)                                                         $  2,412,749      2,261,527
Securities available for sale (notes 3 and 4):
     Fixed maturities, at fair value (amortized cost of  $2,984,394 in 1995
        and $4,176,631 in 1996)                                                                 3,017,025      4,230,213
     Equity securities, at fair value (cost of $1,510,728 in 1995 and $1,009,300
        in 1996)                                                                                1,598,201      1,039,876
     Investment in United Home Life Insurance Company, at fair value  (cost of
        $149,604 in 1996)                                                                             -          131,244
                                                                                             ------------    -----------

                  Total investment securities                                                   7,027,975      7,662,860

Cash and cash equivalents                                                                       3,749,454      3,462,050
Accrued investment income                                                                         168,319        153,620
Policy loans                                                                                      251,899        265,210
State insurance licenses, net (note 5)                                                            738,819        700,606
Premiums due and deferred                                                                          17,126         17,368
Other assets (note 2)                                                                              63,877         42,420
                                                                                             ------------    -----------

                  Total assets                                                               $ 12,017,469     12,304,134
                                                                                             ============    ===========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
     Accrued expenses                                                                        $        -           16,755
     Future policy benefits (note 10)                                                             795,196        829,700
     Accrued federal income taxes                                                                  42,900         34,200
     Deferred income taxes (note 6)                                                                34,900         21,200
                                                                                             ------------    -----------

                  Total liabilities                                                               872,996        901,855
                                                                                             ------------    -----------

Commitments and contingencies (notes 4,7, 8, 9, and 10)

Redeemable preferred stock, Series A, convertible, authorized;
              issued and outstanding 1,312,500 shares (note 8)                                 10,500,000     10,500,000

Shareholders' equity (note 7):
     Common stock, authorized 10,000,000 shares;
         issued and outstanding 333,333 shares                                                  1,000,000      1,000,000
     Accumulated deficit                                                                       (1,153,576)    (1,695,164)
     Unpaid cumulative preferred dividends (note 8)                                               716,345      1,556,345
     Unrealized gain on securities available for sale, net of tax                                  81,704         41,098
                                                                                             ------------    -----------

                  Total liabilities and shareholders' equity                                 $ 12,017,469     12,304,134
                                                                                             ============    ===========


See accompanying notes to consolidated financial statements.

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                        Consolidated Statements of Income

      Period from September 16, 1994 (inception) through December 31, 1994 and years ended December 31, 1995 and 1996




                                                                                                1994      1995         1996
                                                                                                ----      ----         ----

Revenues:
     Insurance premiums net of reinsurance (note 10)                                         $    -        2,067      29,156
     Interest and dividend income - net of $7, $23,482
        and $27,789 of investment related expenses in 1994, 1995
        and 1996, respectively                                                                  8,434    578,583     642,755
     Gain on sale of securities available for sale (note 3)                                       -       52,506     252,898
                                                                                             --------   --------    --------

           Total revenues                                                                       8,434    633,156     924,809
                                                                                             --------   --------    --------


Costs and expenses:
     Benefits to policy holders (note 10)                                                         -       13,650      56,240
     Compensation                                                                               4,600    138,585     159,962
     Operating and general                                                                      3,777    189,418     309,595
                                                                                             --------   --------    --------

           Total costs and expenses                                                             8,377    341,653     525,797
                                                                                             --------   --------    --------

           Income before income tax expense                                                        57    291,503     399,012

Income tax expense (note 6)                                                                         9     81,400     100,600
                                                                                             --------   --------    --------

           Net income                                                                              48    210,103     298,412

Redeemable preferred stock dividends,
     cumulated and unpaid (note 8)                                                                -      716,345     840,000
                                                                                             --------   --------    --------

           Net income (loss) applicable to common shareholders                               $     48   (506,242)   (541,588)
                                                                                             ========   ========    ========

Net income (loss) per share of common stock                                                  $    -        (1.52)      (1.62)
                                                                                             ========   ========    ========

Weighted average shares outstanding                                                           333,333    333,333     333,333
                                                                                             ========   ========    ========

See accompanying notes to consolidated financial statements.

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Shareholders' Equity

      Period from September 16, 1994 (inception) through December 31, 1994 and years ended December 31, 1995 and 1996




                                                                                                           UNREALIZED
                                                                                            UNPAID          GAIN ON
                                                                                          CUMULATIVE      SECURITIES
                                                       COMMON           ACCUMULATED        PREFERRED       AVAILABLE
                                                        STOCK             DEFICIT          DIVIDENDS  FOR SALE, NET OF TAX
                                                        -----             -------          ---------  --------------------

Balance at September 16, 1994                        $      -                 -                 -              -

Issuance of common stock                              1,000,000               -                 -              -

Cost of issuance of redeemable
     preferred stock (note 7)                               -             (60,474)              -              -

Net income                                                  -                  48               -              -
                                                     ----------        ----------         ---------        -------

Balance at December 31, 1994                          1,000,000           (60,426)              -              -

Cost of issuance of redeemable
     preferred stock (note 7)                               -            (586,908)              -              -

Net income                                                  -             210,103               -

Unpaid redeemable preferred stock
     dividends (note 8)                                     -            (716,345)          716,345            -

Unrealized gain on securities available
     for sale, net of tax                                   -                 -                 -           81,704
                                                     ----------        ----------         ---------        -------

Balance at December 31, 1995                          1,000,000        (1,153,576)          716,345         81,704

Net income                                                  -             298,412               -              -

Unpaid redeemable preferred stock
     dividends (note 8)                                     -            (840,000)          840,000            -

Change in unrealized gain on securities
     available for sale, net of tax                         -                 -                 -          (40,606)
                                                     ----------        ----------         ---------        -------

Balance at December 31, 1996                         $1,000,000        (1,695,164)        1,556,345         41,098
                                                     ==========        ==========         =========        =======










See accompanying notes to consolidated financial statements.

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

      Period from September 16, 1994 (inception) through December 31, 1994 and years ended December 31, 1995 and 1996




                                                                                              1994          1995           1996
                                                                                              ----          ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                        $         48         210,103         298,412
     Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities, net of effects from acquisitions:
         Amortization of premiums, net of (accretion) of discounts                              -            31,063          (1,655)
         Amortization of cost of state insurance licenses                                       -            25,477          38,213
         Gain on sale of securities available for sale                                          -           (52,506)       (252,898)
         (Increase) decrease in accrued interest receivable                                     -          (113,808)         14,699
         Increase in policy loans                                                               -           (12,578)        (13,311)
         (Increase) decrease in other assets                                                    -           (13,877)         21,215
         Increase in future policy benefits                                                     -            18,392          34,504
         Increase in accrued expenses and accrued Federal income taxes                        4,609          37,692           8,055
                                                                                       ------------    ------------    ------------

              Net cash and cash equivalents provided by operating activities                  4,657         129,958         147,234
                                                                                       ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of securities held to maturity                                                   -        (1,608,683)       (547,123)
     Purchases of securities available for sale                                                 -        (7,266,281)     (3,603,587)
     Proceeds from calls and maturities of securities held to maturity                          -               -           700,000
     Proceeds from sale of available for sale securities                                        -         4,594,643       2,775,954
     Proceeds from maturities of available for sale securities                                  -               -           240,118
     Acquisition of business, net of cash acquired (note 2)                                     -        (2,888,162)            -
     Purchase of state insurance licenses                                                       -           (69,296)            -
                                                                                       ------------    ------------    ------------

              Net cash and cash equivalents used by investing activities                        -        (7,237,779)       (434,638)
                                                                                       ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Issuance of redeemable preferred stock                                                     -        10,500,000             -
     Issuance of common stock                                                             1,000,000             -               -
     Cost of issuance of redeemable preferred stock                                         (60,474)       (586,908)            -
                                                                                       ------------    ------------    ------------

              Net cash and cash equivalents provided by financing activities                939,526       9,913,092             -
                                                                                       ------------    ------------    ------------

              Net increase (decrease) in cash and cash equivalents                          944,183       2,805,271        (287,404)

Cash and cash equivalents at beginning of year                                                  -           944,183       3,749,454
                                                                                       ------------    ------------    ------------

Cash and cash equivalents at end of year                                               $    944,183       3,749,454       3,462,050
                                                                                       ============    ============    ============

                       SOUTHCAP CORPORATION AND SUBSIDIARY

      Period from September 16, 1994 (inception) through December 31, 1994 and years ended December 31, 1995 and 1996




                                                                                      1994         1995      1996
                                                                                      ----         ----      ----

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Income taxes paid during the year                                           $       -        42,009     96,800
                                                                                 ===========   =========   ========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
     Change in unrealized gain on securities available for sale, net of tax      $       -        81,704    (40,606)
     Increase in redeemable value of preferred stock (note 8)                            -       716,345    840,000
                                                                                 ===========   =========   ========

Business combinations (note 2):
     Fair value of assets acquired                                               $       -     6,433,336        -
     Fair value of liabilities assumed                                                   -       777,403        -
                                                                                 -----------   ---------   --------

     Cash paid                                                                           -     5,655,933        -
     Less:  cash acquired                                                                -     2,767,771        -
                                                                                 -----------   ---------   --------

     Net cash paid for acquisitions                                              $       -     2,888,162        -
                                                                                 ===========   =========   ========





See accompanying notes to consolidated financial statements.

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1995 and 1996




(1)    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A)   THE ORGANIZATION


             SouthCap Corporation (the Corporation) is a Tennessee corporation formed in September 1994 for the purpose of: (i) acquiring and maintaining a company licensed as a life insurance company in multiple states; (ii) acquiring closed blocks of business together with the assets required to fund the liabilities against future claims associated with the blocks of business; and (iii) investing and managing the assets of the Corporation in such a manner as to generate income.

             On May 1, 1995, the Corporation acquired Premier Life Insurance Company (Premier), domiciled in Pennsylvania, a dormant life insurance company with licenses in 28 states (see note 2). On May 1, 1995 Premier was moved to and placed under the jurisdiction of The Department of Commerce and Insurance of the State of Tennessee. Premier is required to maintain minimum statutory capital and statutory surplus of $1,000,000 each. At December 31, 1995, statutory capital and surplus as reported in Premier's 1995 annual statement were $2,500,000 and $2,516,573, respectively. At December 31, 1996, statutory capital and surplus as reported in Premier's 1996 annual statement were $2,500,000 and $1,868,941, respectively. Premier reported statutory net income of $138,820 and $201,861 for the years ended December 31, 1995 and 1996, respectively.

       (B)   PRINCIPLES OF CONSOLIDATION

             The accompanying consolidated financial statements include the accounts of the Corporation for the period from September 16, 1994 through December 31, 1994 and for the years ended December 31, 1995 and 1996 and the accounts of Premier, its wholly-owned subsidiary, for the period from May 1 to December 31, 1995 and for the year ended December 31, 1996. All significant intercompany balances and transactions have been eliminated.

       (C) USE OF ESTIMATES IN THE PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

             The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (D)   CASH AND CASH EQUIVALENTS

             For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts on deposits with banks which are due on demand, and short-term investments with original maturities of three months or less.


                                                                     (Continued)

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



       (E)   INVESTMENT SECURITIES

             Investments in equity securities that have a readily determinable fair value are classified as available for sale. Investments in debt securities are classified into one of three categories as follows: securities held to maturity, trading securities, and securities available for sale.

             The classification of a debt security as held to maturity is based on management's positive intent and the Corporation's ability to hold such security to maturity. Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts, unless there is a decline in market value which is considered to be other than temporary, in which case the cost basis of the security is written down to its estimated fair value and the amount of the writedown is included in earnings.

             Securities designated as trading securities are recorded at fair value with unrealized gains and losses included in earnings. Trading securities include securities that are bought and held principally for the purpose of selling them in the near term. The Corporation does not have any securities classified as trading.

             Securities classified as available for sale, which are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax, include all securities not classified as trading account securities or securities held to maturity. Gains or losses on the sale of securities available for sale are recognized on the trade date of the sale based upon the specific identification of the security sold, and are included in the consolidated statements of income. In the event that there is a decline in market value which is considered other than temporary, the security is recorded at estimated fair value with the writedown included in earnings.

             Premiums and discounts are amortized using the straight-line method which approximates the effective interest method, over the term of the securities considering estimates of prepayments.


       (F)   RECOGNITION OF INSURANCE PREMIUM INCOME AND RELATED EXPENSES

             Insurance premiums from term life, ordinary life and annuity policies are recognized when due. Benefits and expenses are associated with such premiums so as to result in recognition of profits over the life of the contracts. This association is accomplished by means of the reserve for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

             Future policy benefits related to ordinary life insurance policies have been computed using a net-level premium method and are based upon various assumptions, including interest rates ranging from 3% to 7%, industry experience as to mortality and experience as to withdrawals. In the determination of periodic accumulations, a provision is made for possible adverse deviations from assumptions. Accumulations for life policies are graded to statutory reserves over a period of twenty years. The liability for future policy benefits related to ordinary deferred annuity policies has been computed using a fund accumulation method.

       (G)   INCOME TAXES

             Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



                                                                     (Continued)

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



       (H)   EARNINGS PER SHARE

             Earnings per share are based on the weighted average number of common shares outstanding during the periods, including any dilutive shares issuable under stock options or stock purchase warrants. The net income (loss) per share is calculated after deducting the accrued dividend requirements on the redeemable preferred stock from the net income (loss).


       (I)   IMPAIRMENT OF LONG-LIVED ASSETS

             The Corporation adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of on January 1, 1996. This Statement requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 did not impact the Corporation's financial statements.



(2)    BUSINESS COMBINATIONS

       On May 1, 1995, the Corporation acquired for cash all the outstanding capital stock of Premier for a purchase price of $5,605,933. Costs of $89,296 were incurred in relation to the purchase. This acquisition was accounted for using the purchase method; accordingly, the purchased assets and liabilities have been recorded at their estimated fair value at the date of acquisition. The aggregate purchase price in excess of the underlying fair value of the net tangible assets acquired of $764,296 was allocated to the cost of licenses acquired for life insurance operations in 28 states (note 5), and are being amortized over the 20 year estimated life of these licenses.

       On September 30, 1995, Premier acquired a block of Tennessee life insurance business from American Progressive Life Insurance Company under a reinsurance assumption contract. This block of life insurance business comprises approximately $45,000 in annual premiums for 195 policies with a face value of life insurance in force of $2,458,000. Generally, all risks in excess of $5,000 are ceded with other companies (see note 10). The cost of this acquisition was $50,000 and is being amortized over a 10 year period. The unamortized balance is carried on the accompanying consolidated balance sheet in other assets. The results of Premier's operations include the operation of this block of business for the period from October 1, 1995 to December 31, 1996.


                                                                     (Continued)

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



(3)    INVESTMENT SECURITIES

       SECURITIES HELD TO MATURITY

       The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities held to maturity are as follows at December 31, 1995 and 1996:

                                                                                1995
                                                        ---------------------------------------------------
                                                                          GROSS        GROSS      ESTIMATED
                                                        AMORTIZED      UNREALIZED    UNREALIZED     FAIR
                                                          COST            GAINS        LOSSES       VALUE
                                                        ---------      ----------    ----------     ----


       U.S. Treasury securities and obligations
           of U.S. Government agencies and
           corporations                                 $1,018,744        13,253        7,051    1,024,946
       Mortgage-backed securities                        1,394,005         5,995          -      1,400,000
                                                        ----------    ----------    ---------    ---------

                     Total                              $2,412,749        19,248        7,051    2,424,946
                                                        ==========    ==========    =========    =========


                                                                                1996
                                                        ---------------------------------------------------
                                                                          GROSS        GROSS      ESTIMATED
                                                        AMORTIZED      UNREALIZED    UNREALIZED     FAIR
                                                          COST            GAINS        LOSSES       VALUE
                                                        ---------      ----------    ----------     ----

       Obligations of states and political
           subdivisions                                 $  551,812           -         18,312      533,500
       U.S. Treasury securities and obligations
           of U.S. Government agencies and
           corporations                                    863,848         7,410        3,198      868,060
       Mortgage-backed securities                          845,867           -          3,007      842,860
                                                        ----------    ----------    ---------    ---------

                     Total                              $2,261,527         7,410       24,517    2,244,420
                                                        ==========    ==========    =========    =========



All securities held to maturity were pledged to state regulatory authorities at
                          December 31, 1995 and 1996.

                                                                     (Continued)

                      SOUTHCAP CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

       The amortized cost and estimated fair value of investment securities held to maturity at December 31, 1996, by the estimated maturity are shown below. The estimated maturity dates are based on the stated maturity of the investment.

                                                                       ESTIMATED
                                                        AMORTIZED        FAIR
                                                          COST           VALUE
                                                         ------        --------

              Due within one year                       $  250,171      250,100
              Due after one year through five years        613,677      617,960
              Due after five years through ten years       551,812      533,500
                                                        ----------    ---------

                                                         1,415,660    1,401,560

              Mortgage-backed securities                   845,867      842,860
                                                        ----------    ---------

                                                        $2,261,527    2,244,420
                                                        ==========    =========

       SECURITIES AVAILABLE FOR SALE

       The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of securities available for sale are as follows at December 31, 1995 and 1996:

                                                                                1995
                                                        ---------------------------------------------------
                                                                          GROSS        GROSS      ESTIMATED
                                                         AMORTIZED      UNREALIZED   UNREALIZED     FAIR
                                                           COST           GAINS        LOSSES       VALUE
                                                         ---------      ----------   ----------  ----------
       Mortgage-backed securities                       $1,038,837        13,075          -      1,051,912
       U.S. Treasury securities and obligations
           of U.S. Government agencies and
           corporations                                    100,000           813          -        100,813
       Corporate bonds                                   1,845,557        38,962       20,219    1,864,300
                                                        ----------    ----------    ---------    ---------

                  Total debt securities                  2,984,394        52,850       20,219    3,017,025

       Equity securities                                 1,510,728        88,873        1,400    1,598,201
                                                        ----------    ----------    ---------    ---------

                  Total                                 $4,495,122       141,723       21,619    4,615,226
                                                        ==========    ==========    =========    =========


                                                                     (Continued)

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



                                                                                1996
                                                        ---------------------------------------------------
                                                                          GROSS        GROSS      ESTIMATED
                                                         AMORTIZED      UNREALIZED   UNREALIZED     FAIR
                                                           COST           GAINS        LOSSES       VALUE
                                                         ---------      ----------   ----------  ----------

       Mortgage-backed securities                       $1,499,625         9,313        1,500    1,507,438
       Corporate bonds                                   2,677,006        76,500       30,731    2,722,775
                                                        ----------    ----------    ---------    ---------

                  Total debt securities                  4,176,631        85,813       32,231    4,230,213

       Equity securities                                 1,009,300        33,613        3,037    1,039,876
                                                        ----------    ----------    ---------    ---------

                  Total                                 $5,185,931       119,426       35,268    5,270,089
                                                        ==========    ==========    =========    =========


       Proceeds from the sales of securities available for sale totaled $4,594,643 in 1995, which resulted in $54,162 of gross realized gains and gross realized losses of $1,656. Proceeds from the sales of investment securities available for sale totaled $2,775,954 in 1996, which resulted in $264,942 of gross realized gains and gross realized losses of $12,044.

       The amortized cost and estimated fair value of investment securities available for sale at December 31, 1996, by estimated maturity are shown below. The estimated maturity dates are based on the stated maturity of the investment. Investments in equity securities are excluded as they have no stated maturity.

                                                                       ESTIMATED
                                                         AMORTIZED       FAIR
                                                           COST          VALUE
                                                          ------        --------

       Due within one year                              $  101,098      100,719
       Due after one year through five years               474,002      481,019
       Due after five years through ten years            1,892,394    1,919,181
       Due after ten years                                 209,512      221,856
                                                        ----------    ---------

                                                         2,677,006    2,722,775

       Mortgage-backed securities                        1,499,625    1,507,438
                                                        ----------    ---------

                                                        $4,176,631    4,230,213
                                                        ==========    =========


(4)    INVESTMENT IN UNITED HOME LIFE INSURANCE COMPANY

       In November 1996, the Corporation's Board of Directors approved an offer to acquire the stock of United Home Life Insurance Company (UHL), a publicly held life insurance company which is approximately 50% controlled by the family of its founder. The Corporation offered to acquire UHL for $4.00 per share, or approximately $5,000,000 for all of the outstanding shares of UHL. This offer was rejected by UHL.

       In December 1996 the Corporation acquired an investment in UHL at a cost of $149,604 which has an estimated fair value at December 31, 1996 of $131,244.


                                                                     (Continued)

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



       On December 18, 1996, the Corporation filed with the Indiana Commissioner of Insurance an application for permission to acquire control of UHL. The application seeks approval to acquire UHL either through a negotiated acquisition or a public tender offer. This application indicates that a tender offer would carry a per share price of $4.50, or approximately $5,625,000 if all shares were to be tendered. A series of hearings on the application with the Indiana commissioner of Insurance commenced in February 1997 and are expected to be concluded in late March 1997. The results of these hearings are expected in early April 1997.

       Management believes that the Corporation's existing resources are adequate to complete the acquisition of the stock of UHL and that such acquisition will not have an adverse impact on its financial condition.


(5)    STATE INSURANCE LICENSES

       At December 31, 1995 and 1996, the cost of state insurance licenses and accumulated amortization is summarized as follows:

                                               1995          1996
                                               -----         -----

       Cost of licenses (note 2)              $764,296    764,296
       Less accumulated amortization            25,477     63,690
                                              --------    -------

                                              $738,819    700,606
                                              ========    =======

       Amortization expense for the period from May 1, 1995 to December 31, 1995, was $25,477. Amortization expense for the year ended December 31, 1996 was $38,213.

(6)    INCOME TAXES

       The Corporation and Premier are required to file separate income tax returns.

       Income tax expense attributable to income from continuing operations for the period from September 16, 1994 (inception) through December 31, 1994 and for the years ended December 31, 1995 and 1996 consists of:

                                                                   1994       1995       1996
                                                                  -------    -------    -------

       Current income tax expense:
              Federal                                             $     9     81,400     88,100
              State                                                   -          -       12,500
                                                                  -------    -------    -------

                       Total current income tax expense                 9     81,400    100,600
                                                                  -------    -------    -------

       Deferred income tax expense:
              Federal                                                 -          -          -
              State                                                   -          -          -
                                                                  -------    -------    -------

                       Total deferred income tax expense              -          -          -
                                                                  -------    -------    -------

                       Total income tax expense                   $     9     81,400    100,600
                                                                  =======    =======    =======


                                                                     (Continued)

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



       Income tax expense attributable to income before income tax expense differed from the amount computed by applying the U.S. Federal income tax rate of 34 percent to income before income tax expense as a result of the following:

                                                            1994                  1995                      1996
                                                       -----------------    ------------------       --------------------
                                                       AMOUNT    PERCENT    AMOUNT     PERCENT       AMOUNT       PERCENT
                                                       ------    -------    ------     -------       ------       -------

       Computed "expected" tax expense                  $19     34.00%    $ 99,111      34.00%     $ 135,644      34.00%
       Increases (reductions) resulting from:
            State income taxes                            -       -            -          -            8,250       2.07
            Amortization of cost of licenses              -       -          8,662       2.97         12,992       3.26
            Key man life insurance premiums               -       -          4,163       1.43          6,339       1.59
            Surtax exemption                              -       -         (2,175)      (.75)        (1,688)      (.42)
            Dividends received deduction                  -       -         (2,824)      (.97)        (9,230)     (2.31)
            Alternative minimum tax credit
                carryforwards                             -       -         20,068       6.88          6,403       1.60
            Small life company deduction                  -       -        (49,908)    (17.12)       (33,977)     (8.52)
            Other                                        10     17.54        4,303       1.48        (24,133)     (6.05)
                                                        ---     -----     --------      -----      ---------      -----

                                                        $ 9     16.46%    $ 81,400      27.92%     $ 100,600      25.22%
                                                        ===     =====     ========      =====      =========      =====

       The significant components of deferred income tax expense attributable to income from continuing operations for the years ended December 31, 1995 and 1996 are as follows:

                                                                                                   1995               1996
                                                                                                   -----             -----

           Deferred tax benefit
                (exclusive of the effects of other components listed below)                      $  32,430            4,747
           (Increase) in beginning-of-the-year balance of the valuation allowance
            for deferred tax assets                                                                (32,430)          (4,747)
                                                                                                 ---------            -----

                                                                                                 $     -                -
                                                                                                 =========            =====

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1996 are presented below.

                                                                                                   1995              1996
                                                                                                   -----             -----

           Deferred tax assets:
                Life insurance policy reserves                                                    $ 10,740           19,066
                Deferred acquisition costs                                                          11,142           16,681
                Alternative minimum tax carryforward                                                20,068           15,448
                Other                                                                                3,480            2,262
                                                                                                    ------           ------

                           Total gross deferred tax assets                                          45,430           53,457

                Less valuation allowance                                                           (32,430)         (37,177)
                                                                                                    ------           ------

                           Net deferred tax assets                                                  13,000           16,280
                                                                                                    ------           ------

           Deferred tax liabilities:
                Unrealized gain on securities available for sale                                   (38,400)         (24,730)
                Value of business acquired                                                          (9,500)         (12,750)
                                                                                                    ------           ------

                           Total gross deferred tax liabilities                                    (47,900)         (37,480)
                                                                                                    ------           ------

                           Net deferred tax liability                                             $(34,900)         (21,200)
                                                                                                    ======           ======

                                                                     (Continued)

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



       The net change in the total valuation allowance for the years ended December 31, 1995 and 1996 was an increase of $32,430 and $4,747, respectively. Management will continue to evaluate the propriety of the valuation reserve based on evaluation of the likelihood of realizing deferred tax assets using the more likely than not criterion.

(7)    CAPITAL STOCK

       The Corporation's authorized capital stock consists of 10,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock with preferences, limitations and relative rights to be determined by the Board of Directors of the Corporation. The Board of Directors of the Corporation has designated 1,312,500 shares of its preferred stock as Series A Convertible Preferred Stock. At December 31, 1996, 333,333 shares of Common Stock and 1,312,500 of Series A Convertible Preferred Stock of the Corporation were issued and outstanding. The net proceeds of the preferred stock issuance was $9,852,618 and the issuance had a redemption value of $10,500,000. The difference between the redemption value and the net proceeds from the issue has been recorded to accumulated deficit.

       (A)   COMMON STOCK

             Each outstanding share of Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders. In the event of any liquidation, dissolution, or winding up of the Corporation, holders of Common Stock are entitled to share ratably in the assets of the Corporation remaining after provision for payment of creditors and after the liquidation preference of any shares of preferred stock outstanding at the time. 150,000 shares of Common Stock have been reserved for issuance pursuant to an Incentive Stock Option Plan (note 9) and 65,625 shares of Common Stock are reserved for issuance pursuant to the stock purchase warrants granted by the Corporation, as described below.

       (B)   WARRANTS

             The Corporation has granted Equitable Securities Corporation and Nelson Capital Corporation, warrants to purchase an aggregate of 65,625 shares of Common Stock of the Corporation which equals 5% of the number of shares of the Series A Preferred Stock sold in 1995. These warrants will be exercisable, in whole or in part, for a period of five years from February 21, 1995 at an exercise price of $8.00 per share.

       (C)   REGISTRATION RIGHTS AGREEMENT

             Purchasers of the Series A Preferred Stock will be entitled to registration rights consisting of unlimited "piggy-back" registration rights with respect to the Common Stock into which the Series A Preferred Stock may be converted. There will be no "demand" registration rights.



(8)    REDEEMABLE PREFERRED STOCK

       Voting. The holders of the Series A Preferred Stock are entitled to vote as a group with the Common Stock on an as-converted basis on any matter submitted to a vote of the shareholders of the Corporation. In addition, the approval of the holders of the Series A Preferred Stock, voting as a class, shall be required on all matters requiring voting as a class under the Tennessee Business Corporation Act (the "TBCA").



                                                                     (Continued)

                      SOUTHCAP CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


       Conversion. The Series A Preferred Stock is convertible at any time at the option of the record holder into one share of Common Stock of the Corporation. The Corporation is required to at all times reserve and keep available, for the purpose of issuing upon conversion of the Series A Preferred Stock, the number of shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock. The Corporation may pay cash for any fractional shares of Common Stock resulting from the conversion of the Series A Preferred Stock. All outstanding shares of Series A Preferred Stock shall be converted automatically into shares of Common Stock at the then-prevailing conversion ratio immediately prior to the closing of either: (i) an underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933 covering the offer and sale of Common Stock of the Corporation in which the aggregate price to the public of the shares sold for the Corporation is equal to or greater than $15 million and at a per share purchase price of at least $16 per share (subject to anti-dilutive adjustments) (a "Qualified Public Offering"),
       (ii) the merger of the Corporation in which the Corporation shall not be the surviving entity ("Merger"), or (iii) the sale or transfer of all or substantially all of the assets of the Corporation ("Sale").

       Redemption. If the Corporation has not completed a Qualified Public Offering, a Merger, or Sale prior to February 21, 2000, holders of the Series A Preferred Stock, for a period of six months beginning on February 21, 2000, will have an option to request that the Corporation redeem their shares at an amount equal to the original purchase price plus all cumulated dividends (the "redemption price"). The Board of Directors of the Corporation must redeem the Series A Preferred Stock unless it determines in good faith that the redemption is not permitted under the TBCA, or that it would impair the capital of any insurance company subsidiary based upon then existing statutes or regulations, applicable to life insurance companies or insurance holding companies. At the election of the Board of Directors of the Corporation, payment of the redemption price may be made 20% in cash and the balance in four equal semi-annual installments bearing interest at the prime rate as published in The Wall Street Journal. In the event that no request is made regarding redemption, at the end of the six month period, the Series A Preferred Stock shall automatically convert into Common Stock and the Corporation shall pay, in cash or marketable securities, all accumulated but unpaid dividends.

       Dividends. A dividend will cumulate on the Series A Preferred Stock for a period of five years at a rate of 8% per annum. No dividend shall be paid on the Common Stock until all cumulated dividends shall have been paid on the Series A Preferred Stock. The cumulative dividend shall be payable in cash out of funds legally available therefor and subject to the prior approval of applicable insurance commissioners of dividends payable to the Corporation by its life insurance subsidiaries. In certain circumstances, the dividends may be payable in marketable securities of the Corporation or some other entity. After five years, no further dividends shall cumulate on the Series A Preferred Stock. At December 31, 1996, cumulated and unpaid dividends totaled $1,556,345.

       Preference Payments. In the event of the voluntary or involuntary dissolution, sale of substantially all the Corporation's assets, or winding-up of the Corporation, after payment in full of all amounts due to creditors, the holders of the Series A Preferred Stock shall be entitled, before any distribution is made with respect to any other capital stock of the Corporation, to receive a preferential payment from the assets of the Corporation of cash or property (to the extent of funds legally available therefor) equal to $8.00 per share plus an amount equal to all cumulated but unpaid dividends (the "Preference Amount"), computed to the date of payment thereof. Thereafter, the holders of Series A Preferred Stock shall not be entitled to any further payment. If upon such dissolution, sale of assets, or winding-up of the Corporation, the assets to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit payment of the Preference Amount in full, then all the assets of the Corporation shall be distributed ratably among the holders of the Series A Preferred Stock.

       Anti-dilution Adjustments. If the Corporation subdivides or combines its outstanding shares of Common Stock into a larger or smaller number of shares, then the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock will be proportionally increased in the case of a subdivision and decreased in the case of a combination.


                                                                     (Continued)

                       SOUTHCAP CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



       Restrictions on Transfer of Shares. The transfer of shares of Series A Preferred Stock will be restricted by federal and state securities laws. Shares of Series A Preferred Stock may only be resold by shareholders after a substantial holding period and thereafter sales must be made in compliance with applicable securities laws.

 (9)   INCENTIVE STOCK OPTION PLAN

       The Corporation has adopted an incentive stock option plan (the "Stock Option Plan") under which 150,000 shares of Common Stock have been reserved for future grants to officers, key employees, and directors, as determined from time to time by the Board of Directors. The Stock Option Plan provides that options granted may be either incentive stock options under Section 422 of the Code or non-qualified options. The terms and conditions of any options will be determined by the Board of Directors (or a committee appointed to administer the Plan).

       Prior to January 1, 1996, the Corporation accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Corporation adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Corporation has elected to continue to apply the provisions of APB Opinion No. 25. The provisions of SFAS No. 123 need not be applied to immaterial items. As such, pro forma disclosures are not provided.

       As of December 31, 1996, options had been granted to the officers and directors of the Corporation to purchase 56,000 shares of the Corporation's Common Stock. Compensation expense was not recorded in connection with issuance of these options as the option price equaled or exceeded the estimated market of the Corporation's Common Stock at the date of grant.

       The following table presents information on stock options:

                                                                         TOTAL                                   OPTION
                                                                        OPTIONS         EXERCISABLE              PRICE
                                                                        SHARES            OPTIONS                RANGE
                                                                        ------            -------               ------

           Options outstanding at January 1, 1995                            -                -                    -
           Granted                                                        56,000              -              $6.80 - 7.48
           Options that became exercisable                                   -             14,000             6.80 - 7.48
                                                                          ------           ------            ------------

           Options outstanding at December 31, 1995                       56,000           14,000             6.80 - 7.48
           Options that became exercisable                                   -             14,000             6.80 - 7.48
                                                                          ------           ------            ------------

           Options outstanding at December 31, 1996                       56,000           28,000             6.80 - 7.48
                                                                          ======           ======            ============


                                                                     (Continued)

                     SOUTHCAP CORPORATION AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

       The stock options become exercisable ratably through 1998 and become fully exercisable in the event of an initial public offering at which the aggregate price equals or exceeds $15,000,000 at a price per share equal to $16.00 or the sale, merger, or change in majority control of the Corporation. The options expire on July 11, 2000.

(10)   REINSURANCE


       Premier cedes life insurance business pursuant to reinsurance agreements. In 1996, Premier paid $15,473 in reinsurance premiums. The impact to the consolidated financial statements of the ceded reinsurance activities for the years ended December 31, 1995 and 1996, are as follows:

                                                           1995
                                          ----------------------------------------
                                          DIRECT     ASSUMED      CEDED      NET
                                          ------     -------      -----      ---

       Insurance premiums earned         $  9,987         -       7,920      2,067
       Benefits to policyholders           13,650         -         -       13,650
       Future policy benefits            $806,846         -      11,650    795,196
                                         ========    ========    ======    =======


                                                           1996
                                          ----------------------------------------
                                          DIRECT     ASSUMED      CEDED      NET
                                          ------     -------      -----      ---

       Insurance premiums earned         $ 44,629         -      15,473     29,156
       Benefits to policyholders           96,240         -      40,000     56,240
       Future policy benefits            $840,621         -      10,921    829,700
                                         ========    ========    ======    =======



       A contingent liability exists with respect to reinsurance ceded that would become a liability of Premier should the reinsurers be unable to meet their obligations.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's investment professional to the Depositary at one of the addresses set forth below.

                               THE DEPOSITARY IS:

                                Fifth Third Bank


By Mail:                    By Hand:                    By Facsimile Transmission
Fifth Third Bank            Fifth Third Bank            (513) 744-6785
Corporate Trust Operations  Corporate Trust Operations  All faxes will be confirmed
Mail Drop 1090F5            15th Floor                  telephonically if the presenter
38 Fountain Square Plaza    38 Fountain Square Plaza    provides a telephone
Cincinnati, OH  45263       Cincinnati, OH  45263       number for such purpose



     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Affidavit of Lost or Missing Stock Certificate may be directed to D.F. King & Co., Inc. at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.


                    The Information Agent for the Offer is.
                             D. F. King & Co., Inc.
                                77 Water Street
                              New York, NY  10005
                         (212) 269-5550 (Call Collect)
                           (800) 848-3374 (Toll-free)